SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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Acuity Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACUITY BRANDS, INC.

1170 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held January 6, 2005

       The annual meeting of stockholders of ACUITY BRANDS, INC. (the “Corporation” or “Acuity Brands”) will be held on Thursday, January 6, 2005, at 1:00 p.m. in Auditorium 236 at the Georgia Tech Global Learning and Conference Center, 84 5th Street NW, Atlanta, Georgia, for the following purposes:

(1)	to elect three (3) directors whose terms expire at the annual meeting;

(2)	to ratify the appointment of the Corporation’s independent auditors; and

(3)	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      The Board of Directors has fixed the close of business on November 8, 2004 as the record date for the determination of stockholders who will be entitled to notice of and to vote at this meeting or any adjournments thereof.

      A list of the stockholders entitled to vote at the meeting may be examined at the Corporation’s executive offices, 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia, during the ten-day period preceding the meeting.

By order of the Board of Directors,

HELEN D. HAINES
Vice President and Secretary

November 16, 2004

YOUR VOTE IS IMPORTANT

      IF YOU ARE A STOCKHOLDER OF RECORD, YOU CAN VOTE YOUR SHARES BY THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

      IF YOU WISH TO VOTE BY MAIL, PLEASE DATE, SIGN, AND MAIL THE ENCLOSED PROXY PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE.

ACUITY BRANDS, INC.

1170 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30309

PROXY STATEMENT

       The following information is furnished in connection with the solicitation of proxies by the Board of Directors of the Corporation for the annual meeting of stockholders to be held on January 6, 2005. Enclosed with this proxy statement are a proxy and a copy of the Corporation’s annual report to stockholders, which includes the annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2004. This proxy statement and the enclosed proxy are initially being mailed to stockholders on or about November 16, 2004.

GENERAL INFORMATION

Proxy

      Stockholders are requested to provide their voting instructions by the Internet, by telephone, or by mail on the enclosed proxy using the accompanying envelope. Stockholders who hold their shares through a bank or broker can vote by the Internet or by telephone if these options are offered by the bank or broker. At any time before the proxy is voted at the annual meeting, it may be revoked by written notice to the Secretary of the Corporation. Proxies that are properly delivered, and not revoked, will be voted in accordance with stockholders’ directions. Where no direction is specified on proxies returned, proxies will be voted for the election of the nominees for director listed below and for ratification of the appointment of the Corporation’s independent auditors for fiscal year 2005.

      Stockholders may deliver their proxy using one of the following methods:

      By the Internet. Stockholders of record may give their voting instructions by the Internet as described on the proxy card. Internet voting is also available to stockholders who hold shares in the BuyDirect Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Corporation. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

      By Telephone. Stockholders of record may give their voting instructions using the toll-free number listed on the proxy card. Telephone voting is also available to stockholders who hold shares in the BuyDirect Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Corporation. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

      By Mail. Stockholders may sign, date, and mail their proxies in the postage-paid envelope provided. If you sign, date, and mail your proxy card without providing voting instructions on specific items, your proxy will be voted as stated above.

Stock Outstanding and Voting Rights

      As of November 8, 2004, the record date for the annual meeting, there were 43,085,803 shares of common stock outstanding and entitled to vote. The holders of common stock, the only class of voting stock of the Corporation outstanding, are entitled to one vote per share for the election of directors and on the other matters presented.

Voting Procedure

      Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspector appointed for the meeting. For purposes of this meeting, a quorum will be present if the election inspector determines that a majority of the holders entitled to vote at the meeting are present in person or represented by proxy. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of establishing a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of establishing a quorum but not entitled to vote with respect to that matter.

Solicitation

      The cost of soliciting proxies is paid by the Corporation. Officers and other employees of the Corporation, at no additional compensation, may also assist in the solicitation of proxies. Solicitation will be by mail and perhaps by telephone and personal contact. The Corporation reserves the right to engage a third-party proxy solicitation company to assist in the solicitation of proxies, although the Corporation does not currently intend to do so.

ITEM 1 — ELECTION OF DIRECTORS

      The Board of Directors is responsible for supervising the management of the Corporation. The Board has determined that all of its members, except Vernon J. Nagel, the Chairman and Chief Executive Officer, have no material relationship with the Corporation, and are therefore independent, based on the listing standards of the New York Stock Exchange, the categorical standards set forth in the Corporation’s Governance Guidelines, and a finding of no other material relationships. The members of the Board of Directors are divided into classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders for the year in which the term for their class expires. The terms for three (3) directors of the Corporation expire at this annual meeting and each of these directors are nominees at the annual meeting. The directors to be elected will hold office for three-year terms expiring at the 2007 annual meeting or until their successors are elected and qualified, except that the term for John L. Clendenin, if he is elected, will expire at the 2006 annual meeting, the year in which he reaches age 72.

      To be elected, a nominee must receive a plurality of the votes cast at the meeting. The persons named in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No nominee for election as a director is proposed to be elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

Director Nominees for Terms Expiring at the 2007 Annual Meeting (or as indicated)

      All of the director nominees listed below are currently directors of the Corporation. Following is a brief summary of each director nominee’s business experience, other public company directorships held, and membership on the standing committees of the Board of Directors of the Corporation.

If Elected,
Term Expires
at the Annual
Meeting for the
Fiscal Year
Name and Principal Business Affiliations	Ended

JOHN L. CLENDENIN Mr. Clendenin, 70 years old, has served as a director since his election in December 2001. Since December 1997, he has served as Chairman Emeritus of BellSouth Corporation, which he served as Chairman from December 1996 to December 1997 and as Chairman, President and Chief Executive Officer from 1983 until December 1996. He is a director of Coca-Cola Enterprises Inc., Equifax Inc., The Home Depot, Inc., The Kroger Company, and Powerwave Technologies, Inc. Mr. Clendenin is Chairman of the Audit Committee and a member of the Executive and Governance Committees of the Board.	2006

ROBERT F. MCCULLOUGH
Mr. McCullough, 62 years old, has served as a director since his election in March 2003. He is the former Chief Financial Officer of AMVESCAP PLC, where he served from April 1996 to May 2004. Mr. McCullough remains an employee of AMVESCAP. AMVESCAP offers investment management and mutual fund services under the principal brand names INVESCO, AIM and Atlantic Trust. Mr. McCullough joined the New York audit staff of Arthur Andersen LLP in 1964 and served as Managing Partner in Atlanta from 1987 until April 1996. Mr. McCullough is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants. He is a director of Mirant Corporation. Mr. McCullough is a member of the Audit and Governance Committees of the Board.	2007

NEIL WILLIAMS
Mr. Williams, 68 years old, has served as a director since his election in December 2001. He is the retired General Counsel of AMVESCAP PLC, where he served from October 1999 to December 2002. AMVESCAP offers investment management and mutual fund services under the principal brand names INVESCO, AIM and Atlantic Trust. Mr. Williams was a partner with the law firm Alston & Bird LLP and its predecessors from 1965 to October 1999 and served as managing partner from 1984 to 1996. He is a director of NDCHealth Corporation. He is also a trustee and chair of the investment committee of The Duke Endowment, Charlotte, North Carolina. Mr. Williams is Chairman of the Governance Committee and a member of the Executive and Audit Committees of the Board.	2007

Directors with Terms Expiring at the 2005 and 2006 Annual Meetings

      The current directors listed below will continue in office for the remainder of their terms in accordance with the By-Laws of the Corporation.

Term Expires
at the Annual
Meeting for the
Fiscal Year
Name and Principal Business Affiliations	Ended

VERNON J. NAGEL
Mr. Nagel, 46 years old, has served as a director since his election in January 2004. He has served as Chairman and Chief Executive Officer of the Corporation since September 2004. He served as Chief Financial Officer from December 2001 through August 2004. He also served as Vice Chairman from January 2004 through August 2004, and as Executive Vice President from December 2001 until January 2004. Mr. Nagel was a principal of Wolverine Capital LLC, a private investment firm associated with Jepson Associates, Inc., a private investment company, from 1999 until joining the Corporation. He was Executive Vice President, Chief Financial Officer and Treasurer of Kuhlman Corporation, a diversified industrial manufacturing company, from 1993 to 1999. Mr. Nagel is a Certified Public Accountant (inactive). Mr. Nagel is Chairman of the Executive Committee of the Board.	2006

PETER C. BROWNING
Mr. Browning, 63 years old, has served as a director since his election in December 2001. He has served as non-executive Chairman of Nucor Corporation since September 2000 and has also served as Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina, since March 2002. He previously served Sonoco Products Company as President and Chief Executive Officer from 1998 to July 2000 and as President and Chief Operating Officer from 1995 to 1998. He is a director of EnPro Industries, Inc., Lowe’s Companies, Inc., Nucor Corporation, The Phoenix Companies, Inc., and Wachovia Corporation. Mr. Browning is a member of the Compensation and Governance Committees of the Board.	2005

JAY M. DAVIS Mr. Davis, 56 years old, has served as a director since his election in September 2003. He has served as the Chairman and Chief Executive Officer of National Distributing Company, Inc. (‘NDC‘) since January 2003. He also served as its President and Co-Chief Executive Officer from February 1997 through December 2002. NDC is a privately held distributor of alcoholic beverages headquartered in Atlanta, Georgia. Mr. Davis is a member of the Compensation and Governance Committees of the Board.	2006

Term Expires
at the Annual
Meeting for the
Fiscal Year
Name and Principal Business Affiliations	Ended

EARNEST W. DEAVENPORT, JR. Mr. Deavenport, 66 years old, has served as a director since his election in June 2002. He is the retired Chairman and Chief Executive Officer of Eastman Chemical Company, where he served in such positions from 1994 to 2002. He served as President of Eastman Chemical Company and as Group Vice President, Eastman Kodak Company from 1989 to 1994. He is a director of AmSouth Bancorporation, King Pharmaceuticals, Inc., and Theragenics Corporation. Mr. Deavenport is a member of the Audit and Governance Committees of the Board.	2005

JULIA B. NORTH
Ms. North, 57 years old, has served as a director since her election in June 2002. She is the retired President and Chief Executive Officer of VSI Enterprises, Inc., a Georgia-based manufacturer of video conferencing systems, which she served from November 1997 to July 1999. She served in various positions at BellSouth Corporation from 1972 through October 1997, most recently as President, Consumer Services. In this role, she presided over BellSouth’s largest business unit. She is a director of MAPICS, Inc., Simtrol, Inc., and Winn-Dixie Stores, Inc. Ms. North is a member of the Compensation and Governance Committees of the Board.	2006

RAY M. ROBINSON
Mr. Robinson, 56 years old, has served as a director since his election in December 2001. He has served as President of the East Lake Golf Club since May 2003 and Chairman of Atlanta’s East Lake Community Foundation since November 2003. Mr. Robinson served as Vice Chairman of Atlanta’s East Lake Community Foundation from May 2003 to November 2003. He served AT&T Corporation as President of the Southern Region from 1996 to May 2003 and as Vice President, Corporation Relations from 1994 to 1996. He is a director of Aaron Rents, Inc., Avnet, Inc., Citizens Trust Bank, and Mirant Corporation. Mr. Robinson is Chairman of the Compensation Committee and a member of the Executive and Governance Committees of the Board.	2005

Compensation of Directors

      For September through December 2003, each director who was not an employee of the Corporation received an annual director fee in the amount of $50,000 and an additional annual fee of $5,000 for serving as chairman of a committee, payable quarterly in each case. Nonemployee directors also received a special meeting fee of $1,250 for each meeting attended in addition to the regularly scheduled quarterly meetings of the Board and its committees. In January 2004, annual fees of nonemployee directors were increased to $70,000, the special meeting fee was eliminated, and a regular meeting fee of $2,000 for Board meetings and $1,500 for committee meetings was implemented, all payable quarterly. In 2004 the average annual fee paid to nonemployee directors, excluding fees payable to committee chairs, totaled $79,440.

      Under the Corporation’s Nonemployee Director Deferred Stock Unit Plan, directors are paid one-half of their annual fee in deferred stock units and may elect to receive additional portions of their annual fee and their meeting and chairman fees, if any, in deferred stock units. Under the Plan, nonemployee directors receive a one-time grant of 1,000 deferred stock units upon their election, and, until January 2004, received an annual grant of 350 deferred stock units. The value and return on deferred stock units is equivalent to the value and return on Acuity Brands stock. A director’s account is generally payable in cash on or after retirement. There is no other retirement plan for nonemployee directors.

      Pursuant to the Acuity Brands, Inc. Nonemployee Directors’ Stock Option Plan, stock options for the purchase of 1,500 Acuity Brands shares are granted annually on the day of the annual meeting of stockholders at the fair market value on the grant date. The exercise price of the grants awarded on December 18, 2003 was $23.69 per share, the fair market value on the grant date. The options granted pursuant to the Nonemployee Directors’ Stock Option Plan are exercisable after one year, remain exercisable for a period of ten years from the grant date, and expire at the earlier of the expiration date or three years following retirement from the Board.

      Directors may participate in the Corporation’s matching gift program. Under this program, the Corporation will match charitable contributions up to a total of $5,000 per individual each fiscal year.

      For information on compensation for Mr. Nagel, who also served as an executive officer during the fiscal year, see “Executive Compensation” below.

Other Information Concerning the Board and its Committees

      The Board of Directors has delegated certain functions to the Executive Committee, the Audit Committee, the Compensation Committee, and the Governance Committee. The Corporation’s Statement of Responsibilities of the Committees of the Board, which contains each Committee’s charter, is available on the Corporation’s website at www.acuitybrands.com under the heading, “Corporate Governance.” The table below sets forth the current membership of each of the committees:

	Executive	Audit	Compensation	Governance

Vernon J. Nagel	Chairman
Peter C. Browning			X	X
John L. Clendenin	X	Chairman		X
Jay M. Davis			X	X
Earnest W. Deavenport, Jr.		X		X
Robert F. McCullough		X		X
Julia B. North			X	X
Ray M. Robinson	X		Chairman	X
Neil Williams	X	X		Chairman

      During the fiscal year ended August 31, 2004, the Board of Directors met eight times. All directors attended at least 75% of the total meetings held by the Board and their respective committees during the fiscal year. The Corporation typically expects that each director will attend the annual meeting of stockholders, absent a valid reason. Eight of the directors serving at the time of last year’s annual meeting of stockholders attended the annual meeting. Mr. Leslie M. Baker, who did not stand for re-election, did not attend.

      At each regular quarterly meeting, the Board of Directors meets without management present. Non-management director sessions are led by the Chairman of the Governance Committee. Stockholders wishing to communicate directly with non-management directors may do so by writing to the Chairman of the Governance Committee, c/o Corporate Secretary, 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309.

      The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-Laws and except as restricted by the Delaware General Corporation Law. The Executive Committee is called upon in very limited circumstances due to reliance on the other standing committees of the Board and the direct involvement of the entire Board in governance matters. The Committee held no meetings during the 2004 fiscal year.

      The Audit Committee is responsible for certain matters pertaining to the auditing, internal control, and financial reporting of the Corporation, as set forth in the Committee’s report below and in its charter, a copy of which is attached hereto as Appendix A. All members of the Committee are independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, the members of the Committee meet the current independence and financial literacy requirements of the listed company rules of the New York Stock Exchange. At each quarterly meeting, the Audit Committee meets separately with the independent auditors, the internal auditors, the corporate compliance officer, and the general counsel, without management present. The Board has determined that one Audit Committee member, Mr. McCullough, satisfies the “audit committee financial expert” criteria adopted by the SEC under Section 407 of the Sarbanes-Oxley Act and that Mr. McCullough has accounting and related financial management expertise within the meaning of Section 303A of the listing standards of the New York Stock Exchange. The Committee held eight meetings during the 2004 fiscal year.

      Stockholders wishing to communicate directly with the Audit Committee may do so by writing the Chairman of the Audit Committee, c/o Corporate Secretary, 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309.

      The Compensation Committee is responsible for certain matters relating to the evaluation and compensation of the executive officers and nonemployee directors of the Corporation, as set forth in the Committee’s report below and in its charter. At each meeting, the Compensation Committee meets privately with an independent compensation consultant without management present. Each member of this Committee is independent under the listing standards of the New York Stock Exchange. The Committee held eight meetings during the 2004 fiscal year.

      The Governance Committee is responsible for reviewing matters pertaining to the composition, organization, and practices of the Board of Directors. The Committee’s responsibilities include recommending the Corporation’s Corporate Governance Guidelines, recommending the Code of Ethics and Business Conduct, a periodic evaluation of the Board in meeting its corporate governance responsibilities, and recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill any vacancies on the Board as explained in greater detail below under “Director Nominations.” Each member of this Committee is independent under the listing standards of the New York Stock Exchange. The Committee held three meetings during the 2004 fiscal year.

Director Nominations

      The Governance Committee is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the shareholders, and for recommending to the Board nominees for appointment to fill any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Governance Committee evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements, taking into account factors such as evaluations of the incumbent’s performance.

      When the need to fill a new Board seat or vacancy arises, the Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging an outside search firm. The Committee reviews the qualifications of each candidate including, but not limited to, the candidate’s judgment, diversity, and expertise in such areas as manufacturing, distribution technologies, and accounting or financial management. Final candidates are generally interviewed by one or more Committee members. The Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board. The Board-approved invitation is extended through the Chair of the Governance Committee and the Chairman of the Board and Chief Executive Officer.

      Director Nominations by Stockholders. The Governance Committee will consider recommendations for director nominees from stockholders made in writing and addressed to the attention of the Chairman of the Governance Committee, c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE,

Suite 2400, Atlanta, Georgia, 30309. Stockholders making recommendations for director nominees to the Committee should provide the same information required for nominations by stockholders at an annual meeting, as explained below under “Next Annual Meeting — Stockholder Proposals.”

Certain Relationships and Related Party Transactions

      The Corporation has transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, for which certain nonemployee directors of the Corporation serve as directors or officers. With respect to those companies having common nonemployee directors with the Corporation, management believes the directors have no direct or indirect material interest in transactions in which the Corporation engages with those companies.

      Mr. McCullough was an executive officer until May 2004 and remains an employee of AMVESCAP PLC (“AMVESCAP”). AMVESCAP’s subsidiary, AMVESCAP Retirement, serves as administrator, trustee, and record keeper for certain of the Corporation’s defined contribution plans and performs investment management services for certain plan assets. AMVESCAP performed these services for the Corporation before Mr. McCullough began serving as a director of the Corporation, he does not participate in the Corporation’s selection of such services, and he does not have a direct or material interest in any transactions associated with such services. The Corporation considers the amounts involved in all such services and transactions not to be material in relation to its business and believes that such amounts are not material in relation to the business of AMVESCAP. Management believes that the terms on which business is conducted with AMVESCAP are no less favorable than those available from other organizations.

MANAGEMENT

Executive Officers

      Executive officers are elected annually by the Board of Directors and serve at the discretion of the Board. Vernon J. Nagel serves as a Director and as an executive officer. His business experience is discussed above in “Item 1 — Election of Directors — Directors with Terms Expiring at the 2005 and 2006 Annual Meetings.”

      Other executive officers are:

Name and Principal Business Affiliations

JOHN K. MORGAN
Mr. Morgan, 50 years old, has served as President and Chief Development Officer of the Corporation since January 2004. He served as Senior Executive Vice President and Chief Operating Officer from June 2002 until January 2004 and as Executive Vice President from December 2001 until June 2002. He previously served as President of the Holophane unit of National Service Industries, Inc. (“NSI”) from September 1999 until the spin-off of the Corporation from NSI in November 2001. He also served as Executive Vice President of the Lithonia Lighting Group from 1999 to 2001. Mr. Morgan joined Lithonia Lighting in 1977 and held a variety of senior management positions prior to 1999.

JAMES H. HEAGLE
Mr. Heagle, 60 years old, has served as Executive Vice President of the Corporation and President of Acuity Specialty Products Group, Inc. since November 2001 and as Chief Executive Officer of Acuity Specialty Products Group, Inc. since June 2002. He served as President of the NSI Chemicals Group from May 2000 until the spin-off of the Corporation from NSI in November 2001. He previously served as President and Chief Operating Officer of Calgon Corporation from 1996 until 2000. Prior to Calgon, Mr. Heagle spent 24 years in various management positions with Mobil Chemical.

Name and Principal Business Affiliations

KENNETH W. HONEYCUTT, JR.
Mr. Honeycutt, 53 years old, has served as Executive Vice President of the Corporation and President of Acuity Lighting Group, Inc. since November 2001 and as Chief Executive Officer of Acuity Lighting Group, Inc. since June 2002. He served as President of the Lithonia Lighting business unit of NSI from June 2000 until the spin-off of the Corporation from NSI in November 2001. Mr. Honeycutt previously served in a variety of positions at Lithonia Lighting since 1972, overseeing a broad range of processes and products.

KENYON W. MURPHY
Mr. Murphy, 47 years old, has served as Senior Vice President and General Counsel of the Corporation since its incorporation in 2001. He served as Senior Vice President and General Counsel of NSI from April 2000 until the spin-off of the Corporation from NSI in November 2001. Previously, he served as Vice President and Associate Counsel of NSI from 1996 until April 2000 and as Secretary of NSI from 1992 until 1998. Mr. Murphy joined NSI in 1985.

JOSEPH G. PARHAM, JR.
Mr. Parham, 55 years old, has served as Senior Vice President, Human Resources of the Corporation since December 2001. Previously, Mr. Parham served as Senior Vice President, Human Resources of NSI from May 2000 until the spin-off of the Corporation from NSI in November 2001. Prior to joining NSI, he was President and Chief Operating Officer of Polaroid Eyeware from 1999 until May 2000 and Senior Vice President of Worldwide Human Resources of Polaroid Corporation from 1994 until 1999.

WESLEY E. WITTICH
Mr. Wittich, 57 years old, has served as Senior Vice President, Audit and Risk Management of the Corporation since July 2004. Previously, Mr. Wittich served as Executive Vice President and Chief Financial Officer of Acuity Lighting Group, Inc. He joined the Lithonia Lighting business unit of NSI in 1980 and served as Vice President, Finance from 1994 to 1998 and as Vice President and Chief Financial Officer from 1998 to 2001. Mr. Wittich is a Certified Public Accountant.

KAREN J. HOLCOM
Ms. Holcom, 35 years old, has served as Vice President and Controller of the Corporation since July 2004 and has served as Interim Chief Financial Officer since September 2004. Ms. Holcom served as Vice President, Financial Services, responsible for investor relations, internal audit, and other financial analysis between November 2001 and July 2004. She served in various financial accounting and reporting functions for NSI from 1998 until the spin-off of the Corporation from NSI in November 2001. Ms. Holcom is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table presents the compensation paid by the Corporation for fiscal years 2004, 2003, and 2002 to the individual who served as the Corporation’s Chief Executive Officer during the 2004 fiscal year, and to the four other most highly compensated executive officers during the 2004 fiscal year (the five officers referred to herein as the “named executive officers”).

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other		Securities
				Annual	Restricted	Underlying		All Other
				Compen-	Stock	Options	LTIP	Compen-
	Fiscal		Bonus	sation	Awards	/SARs	Payout	sation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	(#)(4)	($)(5)	($)(6)

James S. Balloun(7)	2004	850,000	516,000	14,800	0	300,000	205,718	0
Chairman of the Board	2003	850,000	612,000	16,800	0	0	45,924	7,200
and Chief Executive Officer	2002	850,000	280,500	16,800	0	400,000	34,298	5,000

Vernon J. Nagel(8)	2004	461,795	230,000	0	264,546	368,593	0	7,325
Vice Chairman	2003	357,200	223,250	0	0	100,000	0	7,789
and Chief Financial Officer	2002	282,777	188,407	0	0	160,000	0	56,762

John K. Morgan(9)	2004	421,180	211,000	10,400	761,903	64,695	124,870	7,380
President and Chief	2003	375,000	225,000	14,250	0	0	9,388	7,200
Development Officer	2002	333,750	83,438	9,501	0	190,000	7,013	8,345

Kenneth W. Honeycutt, Jr.	2004	386,667	160,000	5,600	257,937	66,878	124,870	7,380
Executive Vice President,	2003	350,000	222,075	11,100	0	0	9,388	7,200
Acuity Brands, Inc.; President	2002	329,583	82,396	0	0	160,000	7,013	8,417
and Chief Executive Officer, Acuity Lighting Group, Inc.

James H. Heagle	2004	355,000	171,000	10,400	192,102	49,808	124,493	7,380
Executive Vice President,	2003	350,000	61,250	11,100	0	0	9,085	9,700
Acuity Brands, Inc.; President	2002	350,000	241,850	20,550	0	160,000	110,009	70,498
and Chief Executive Officer, Acuity Specialty Products Group, Inc.

(1)	The amount shown for Mr. Nagel in 2002 includes a one-time signing bonus of $100,000.
(2)	The amounts shown for 2003 and 2002, and for September and October 2003 for Messrs. Balloun, Morgan, Honeycutt, and Heagle include an automobile allowance of $400 per month, which became part of each executive officer’s salary beginning November 2003. In addition, the amounts shown include payments to independent financial consultants for services in the amount of $14,000 in 2004 and $12,000 in 2003 and 2002 for Mr. Balloun; $9,600 in 2004, $9,450 in 2003 and $9,501 in 2002 for Mr. Morgan; $4,800 in 2004 and $4,400 in 2003 for Mr. Honeycutt; and $9,600 in 2004, $6,300 in 2003, and $15,750 in 2002 for Mr. Heagle.
(3)	The amounts shown for 2004 relate to time-vesting restricted stock awarded in December 2003 in the amount of: 11,167 shares for Mr. Nagel; 10,532 shares for Mr. Morgan; 10,888 for Mr. Honeycutt; and 8,109 shares for Mr. Heagle. The amount shown for 2004 for Mr. Morgan also includes a time-vesting restricted stock award made in January 2004 for 20,000 shares. The closing price of the Corporation’s common stock on the December 2003 and January 2004 award dates was $23.69 and $25.62, respectively. The year-end values of the time-vesting restricted shares were, respectively: $256,953 for Mr. Nagel; $702,541 for Mr. Morgan; $250,532 for Mr. Honeycutt; and $186,588 for Mr. Heagle. Dividends are paid on the restricted shares during the vesting period.

(4)	Last year’s proxy statement included amounts in this column for fiscal years 2003 and 2001 that were also reported in the filings for those years in a separate table, “Long-Term Incentive Plans — Awards in Last Fiscal Year,” as performance-based restricted share awards. The amounts previously shown in this column were: 25,000 shares in 2003 and 45,000 shares in 2001 for Mr. Balloun; 19,000 shares in 2003 and 9,200 shares in 2001 each for Messrs. Morgan and Honeycutt; and 19,000 shares in 2003 and 8,900 shares in 2001 for Mr. Heagle. In connection with the spin-off of the Corporation from NSI in November 2001, four-fifths of the shares awarded in 2001 were converted to Acuity Brands restricted shares using a ratio determined at the time of the distribution. Vesting of these shares is currently and will in the future be shown in LTIP Payouts. No stock appreciation rights were granted during the periods shown.
(5)	The amounts shown primarily relate to the vesting of performance-based restricted shares referred to in Note 4 above (the “Fiscal 2002 Award” and the “Fiscal 2001 Award”). One-fourth of the Fiscal 2002 Award vested in November 2003 as follows: 6,250 shares for Mr. Balloun and 4,750 shares each for Messrs. Morgan, Honeycutt, and Heagle. At the award date of the Fiscal 2002 Award, Mr. Heagle elected to defer 50% of the restricted stock award into a deferred compensation plan. One-fourth of the Fiscal 2001 Award denominated in Acuity Brands shares vested in January of each year presented, as follows: 2,250 shares for Mr. Balloun, 460 shares each for Messrs. Morgan and Honeycutt, and 445 shares for Mr. Heagle. The Fiscal 2001 Award included shares denominated in NSI stock, which vested in both January 2002 and 2003 as follows: 562 shares for Mr. Balloun, 115 shares each for Messrs. Morgan and Honeycutt, and 111 shares for Mr. Heagle. In June 2003 when NSI was acquired by a private investor, the vesting of the remainder of the NSI shares was accelerated as follows: 1,126 shares for Mr. Balloun, 230 shares each for Messrs. Morgan and Honeycutt and 223 shares for Mr. Heagle. The amounts shown for 2002 for Mr. Heagle also includes payout of a performance award granted by NSI in October 1999, half of which was paid in shares of the Corporation’s stock (at a value of $14.00 per share) and half of which was paid in cash.
(6)	The amounts shown include 401(k) matching amounts: for Mr. Balloun of $7,200 in 2003; for Mr. Nagel of $7,325 in 2004, $7,789 in 2003, and $4,911 in 2002; for Mr. Morgan of $7,380 in 2004, $7,200 in 2003, and $5,845 in 2002; for Mr. Honeycutt of $7,380 in 2004, $7,200 in 2003, and $5,917 in 2002; and for Mr. Heagle of $7,380 in 2004, $7,200 in 2003, and $6,812 in 2002. The amounts shown in 2002 also include profit sharing contributions for Messrs. Morgan and Honeycutt. The amounts shown include reimbursement of relocation expenses of $51,851 in 2002 for Mr. Nagel, and $61,186 in 2002 for Mr. Heagle. In addition, amounts shown for 2002 include the Corporation’s matching contribution to the Executives Deferred Compensation Plan (“EDCP”) in the amount of $5,000 for Mr. Balloun and $2,500 for Messrs. Morgan, and Honeycutt. The EDCP was frozen in 2003.
(7)	Mr. Balloun served as Chairman and Chief Executive Officer through August 31, 2004.
(8)	Mr. Nagel was elected Vice Chairman in January 2004 and continued serving as Vice Chairman and Chief Financial Officer through August 2004. He was elected Chairman and Chief Executive Officer effective as of September 1, 2004. Mr. Nagel previously served as Executive Vice President and Chief Financial Officer beginning December 2001.
(9)	Mr. Morgan served as Senior Executive Vice President and Chief Operating Officer until January 2004.

Option Grants in Last Fiscal Year

      The following table contains information concerning stock options that were granted during the fiscal year ended August 31, 2004, as disclosed in the Summary Compensation Table above. The Corporation did not award any stock appreciation rights or reprice any stock options during the year.

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted (#)	Fiscal Year(1)	($/Share)	Date(2)	($)(3)

James S. Balloun	269,641	21.7%	$23.69	12/17/2013	$2,328,782
	30,359	2.4%	$24.07	12/21/2013	266,403
Vernon J. Nagel	68,593	5.5%	$23.69	12/17/2013	592,410
	150,000	12.1%	$25.62	01/19/2014	1,401,030
	150,000	12.1%	$31.00	01/19/2014	1,248,090
John K. Morgan	64,695	5.2%	$23.69	12/17/2013	558,745
Kenneth W. Honeycutt, Jr.	66,878	5.4%	$23.69	12/17/2013	577,599
James H. Heagle	49,808	4.0%	$23.69	12/17/2013	430,172

(1)	Awards to employees in 2004 under the Long-Term Incentive Plan consisted of time-vesting restricted stock of 535,255 shares and stock options to purchase 1,242,453 shares. Of the total option and restricted shares awarded during 2004, Mr. Balloun’s award represented 16.9%, Mr. Nagel’s award represented 19.7%, Mr. Morgan’s award represented 5.4%, Mr. Honeycutt’s award represented 4.4%, and Mr. Heagle’s award represented 3.3%.
(2)	The options have a ten-year term, subject to earlier termination upon certain events related to termination of employment, and vest in equal annual installments over three years. The Compensation Committee has discretion, subject to limitations in the Long-Term Incentive Plan, to modify the terms of outstanding options, except that no modification can adversely alter or impair any rights or obligations without the Optionee’s consent and the Committee does not have the authority to materially modify outstanding options or accept the surrender of outstanding options and grant substitute options or change the exercise price of any outstanding option granted pursuant to the Plan.
(3)	The estimated values assume a risk-free rate of return of 3.25%, a dividend yield of 3.1%, an option term of eight years, and stock price volatility having a standard deviation of 0.438. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

Aggregated Option Exercises and Fiscal Year-End Option Values

      The following table contains information concerning the exercise of stock options by named executive officers during the year ended August 31, 2004, and the aggregate number of exercisable and unexercisable options held by each named executive officer, along with the corresponding in-the-money values, using the closing price of $23.01 of Acuity Brands common stock on the New York Stock Exchange on August 31, 2004. No stock appreciation rights are held by any named executive officer.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options
	Shares		Options at FY-End		at FY-End($)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

James S. Balloun	0	0	1,530,183	506,495	$4,780,770	$1,704,282
Vernon J. Nagel	0	0	231,109	397,484	$2,080,514	$260,086
John K. Morgan	46,775	$507,136	151,939	144,241	$1,026,593	$665,144
Kenneth W. Honeycutt, Jr.	7,023	$25,353	182,225	136,424	$1,299,030	$596,744
James H. Heagle	145,624	$1,371,396	19,805	118,827	$100,253	$593,313

Disclosure with Respect to Equity Compensation Plans

      The following table provides information as of August 31, 2004 about equity awards under the Corporation’s Long-Term Incentive Plan, the Nonemployee Directors’ Stock Option Plan, and the Employee Stock Purchase Plan.

Number of
Securities
	Number of		Remaining Available
	Securities to		for Future Issuance
	be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price	Compensation Plans
	Outstanding	of Outstanding	(Excluding those
	Options,	Options, Warrants	Currently
Plan Category	Warrants and Rights	and Rights	Outstanding)

Equity compensation plans approved by the security holders(1)	7,424,649 (2)	$20.32	3,438,102 (3)

Equity compensation plans not approved by the security holders	N/A	N/A	N/A

Total	7,424,649		3,438,102

(1)	Such plans were originally approved by NSI as sole stockholder of the Corporation prior to the spin-off of the Corporation from NSI in November 2001. An amended and restated Long-Term Incentive Plan was approved by the Corporation’s stockholders in December 2003.
(2)	Includes 7,323,814 shares under the Long-Term Incentive Plan and 100,835 shares under the Nonemployee Directors’ Stock Option Plan.
(3)	Includes 1,182,189 shares available for purchase under the Employee Stock Purchase Plan, 2,058,503 shares available for grant without further stockholder approval under the Long-Term Incentive Plan, and 197,410 shares available for grant under the Nonemployee Directors’ Stock Option Plan.

Employment Contracts, Severance Arrangements, and Other Agreements

      In connection with the spin-off of the Corporation from NSI in November 2001, the Corporation assumed NSI’s February 1, 1996 employment agreement with Mr. Balloun and a related amendment to the Supplemental Retirement Plan for Executives (“SERP”). Pursuant to the terms of the SERP amendment, Mr. Balloun was credited with two years of service under the SERP for each year of actual credited service and was vested in his SERP benefit after completing five years of employment.

      Mr. Balloun’s employment agreement provided for a lump sum severance payment of $1.5 million in the event his employment was terminated. This provision did not apply in the event of voluntary termination, termination upon death or disability, or termination for cause (as each such term was defined in the employment agreement). In the event of termination in connection with a Change in Control (as defined below), Mr. Balloun was entitled to benefits under his Severance Protection Agreement (described below), and he would have received the greater of the benefits under the Severance Protection Agreement or the severance benefits set forth in his employment agreement. The Employment Agreement and the Severance Protection Agreement were terminated upon Mr. Balloun’s retirement.

      Mr. Balloun will receive an annual allowance of $100,000 to cover his expenses for an office and secretarial support for the five-year period beginning on September 1, 2004 and ending on August 31, 2009.

      Pursuant to the Corporation’s June 29, 2004 employment agreement with Mr. Nagel, he received an annual salary of $500,000 during the period he served as Vice Chairman of the Board through August 2004, a target annual incentive payment of 50% of base salary under the Management Compensation and Incentive Plan and related Plan Rules for the fiscal year ended August 31, 2004, a stock option to purchase 150,000 shares of Acuity common stock at the fair market value on the grant date, and an option to purchase 150,000 shares of Acuity common stock at 120% of the fair market value on the grant date. Under the agreement, Mr. Nagel is to receive an annual salary of $600,000 upon becoming Chairman and Chief Executive Officer as of September 1, 2004 and a target annual incentive payment of 65% of base salary under the Management Compensation and Incentive Plan and related Plan Rules for the fiscal year ending August 31, 2005. The Board subsequently increased Mr. Nagel’s target annual incentive payment to 75% for fiscal year 2005. In addition to participation in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan, the Acuity Brands, Inc. Supplemental Deferred Savings Plan, and coverage under the Company’s director and officer liability insurance, Mr. Nagel is a party to a Severance Agreement and a Severance Protection Agreement as described below, and will receive reimbursement of specified moving expenses.

      Pursuant to the Corporation’s June 24, 2004 employment agreement with Mr. Morgan, he receives an initial annual salary of $425,000, a target annual incentive payment of 50% of base salary under the Management Compensation and Incentive Plan and related Plan Rules for the fiscal year ended August 31, 2004, and a four-year, cliff-vesting restricted stock award for 20,000 shares of Acuity Brands common stock. In addition to participation in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan, the Acuity Brands, Inc. Supplemental Deferred Savings Plan, and coverage under the Company’s director and officer liability insurance, Mr. Morgan is covered under a Severance Agreement and a Severance Protection Agreement as described below, and will receive reimbursement of legal expenses incurred in connection with the negotiation and execution of the employment agreement, the restricted stock award agreement, and the severance agreement.

      In connection with the spin-off of the Corporation from NSI in November 2001, the Corporation assumed NSI’s March 28, 2000 employment agreement with Mr. Heagle. Under the agreement Mr. Heagle received an annual base salary, annual and long-term incentives, participation in employee benefit and retirement plans, and reimbursement of relocation expenses. The severance payment provisions of Mr. Heagle’s agreement were amended as described below.

      The Corporation has Severance Agreements with the named executive officers. The Severance Agreements with Messrs. Nagel and Morgan provide for (a) monthly severance payments in an amount equal to the executive’s then current base salary rate, (b) continuation of healthcare, life insurance, and long-term disability coverage, and (c) outplacement services, each for the severance period of 24 months in the event the executive’s employment is terminated by the Corporation, other than voluntary termination or termination for Cause (as such term is defined in the Severance Agreement). Additionally, the Severance Agreements provide for (a) a pro rata bonus in the year of termination, (b) continued vesting during the Severance Period of unvested Stock Options, (c) exercisability of vested Stock Options and Stock Options that vest during the Severance Period for the shorter of the remaining exercise term or the length of the Severance Period, (d) accelerated vesting during the Severance Period of Restricted Stock that is not performance-based, on a monthly pro rata basis determined from the date of grant to the end of the Severance Period, (e) continued vesting during the Severance Period of performance-based Restricted Stock for which performance targets are achieved and a Vesting Start Date (as defined in the award agreement) is established prior to or during the Severance Period, and (f) continued accrual during the Severance Period of credited service under the 2002 Supplemental Executive Retirement Plan. Mr. Morgan’s Severance Agreement also provides that the Matching and Supplemental Subaccounts under the Supplemental Deferred Savings Plan will become 100% vested and nonforfeitable as of the Executive’s termination date and will be distributed from the Plan at the end of the Severance Period.

      The Severance Agreement for Mr. Heagle provides for (a) a monthly severance salary payment in an amount equal to an annualized payment of $350,000 for the first 12 months, $275,000 for the second 12 months, $200,000 for the third 12 months, and $100,000 for the final 12 months, (b) continuation of healthcare, life insurance, and long-term disability coverage, and (c) outplacement services, each for a severance period equal to the lesser of (i) 48 months, (ii) the number of whole months from the termination date until Mr. Heagle secures a comparable position at an annual salary of at least $200,000, or (iii) the number of whole months from the termination date to his 65th birthday (but in no event less than six months), in the event the executive’s employment is terminated by the Corporation, other than voluntary termination or termination for Cause (as such term is defined in the Severance Agreement). Additionally, Mr. Heagle’s Severance Agreement provides for a pro rata bonus in the year of termination and immediate vesting as of the termination date of performance-based Restricted Stock for which performance targets are achieved and a Vesting Start Date (as defined in the award agreement) is established prior to the termination date.

      The Severance Agreement for the remaining named executive officers provide for (a) monthly severance payments in an amount equal to the executive’s then current base salary rate, (b) continuation of healthcare, life insurance, and long-term disability coverage, and (c) outplacement services, each for the severance period of 18 months in the event the executive’s employment is terminated by the Corporation, other than voluntary termination or termination for Cause (as such term is defined in the Severance Agreement). Additionally, the Severance Agreements provide for a pro rata bonus in the year of termination and the vesting of restricted stock as provided in the related award agreements.

      The Severance Agreements also contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The Corporation will pay reasonable legal fees and related expenses incurred by the executive in a significantly successful enforcement of his rights under the Severance Agreement. The Severance Agreements, which supersede and replace the severance benefits provided in the employment agreements of the executives who have such agreements, are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case it will continue for two years after the notice of termination, except that Mr. Heagle’s Severance Agreement is effective for the period January 5, 2004 through July 15, 2010.

      The Corporation also has Severance Protection Agreements with each of the named executive officers. The Board intends for the Severance Protection Agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a Change in Control in order that they may devote their energies to meeting the business objectives and needs of the Corporation and its stockholders.

      The Severance Protection Agreements were effective for an initial term of two years ending on November 30, 2003, and automatically extend for one year at the end of each year unless terminated by either party. However, the term of the Severance Protection Agreements will not expire during a Threatened Change in Control Period (as defined in the Severance Protection Agreements) or prior to the expiration of 24 months following a Change in Control. If the employment of the named executive officer is terminated within 24 months following a Change in Control or in certain other instances in connection with a Change in Control (1) by the Corporation other than for Cause or Disability or (2) by the officer for Good Reason (as each term is defined in the Severance Agreements), the officer will be entitled to receive (a) a pro rata bonus for the year of termination, (b) a lump sum cash payment equal to two times the sum of his base salary and bonus (in each case at least equal to his base salary and bonus prior to a Change in Control), subject to certain adjustments, (c) continuation of life insurance, disability, medical, dental, and hospitalization benefits for a period of up to 24 months, and (d) a lump sum cash payment reflecting certain retirement benefits he would have been entitled to receive had he remained employed by the Corporation for an additional two years and a reduced requirement for early retirement benefits. Additionally, all restrictions on any outstanding incentive awards will lapse and become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the Corporation will be required to purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

      The Severance Protection Agreements provide that the Corporation shall make an additional “gross-up payment” to each officer to offset fully the effect of any excise tax imposed under Section 4999 of the Code, on any payment made to him arising out of or in connection with his employment. In addition, the Corporation will pay all legal fees and related expenses incurred by the officer arising out of his employment or termination of employment if, in general, the circumstances for which he has retained legal counsel occurred on or after a Change in Control.

      Assuming a Change in Control had occurred on October 1, 2004 and employment had terminated on that date, the approximate cash payments that would have been made under the Severance Protection Agreements (not including the gross-up payments) would have been $5,733,600, $5,407,300, $5,180,900, and $3,248,000 for Messrs. Nagel, Morgan, Honeycutt, and Heagle, respectively. The amount of the gross-up payment, if any, to be paid may be substantial and will depend upon numerous factors, including the price per share of common stock of the Corporation and the extent, if any, that payments or benefits made to the officers constitute “excess parachute payments” within the meaning of Section 280G of the Code.

      A “Change in Control” includes (1) the acquisition (other than from the Corporation) by any “person” (as that term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) other than a trustee of an employee benefit plan maintained by the Corporation or certain related entities of beneficial ownership of 20% or more of the combined voting power of the Corporation’s then outstanding voting securities, (2) a change in more than one-third of the members of the Board who were either members as of December 1, 2001 or were nominated or elected by a vote of two-thirds of those members or members so approved, or (3) a merger or consolidation involving the Corporation if the stockholders of the Corporation immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the Corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation, or (4) a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.

      Letter agreements issued to Messrs. Nagel, Morgan, Heagle, and Honeycutt in conjunction with the Severance Protection Agreements provide that in the event of a Change in Control, each such officer shall receive an annual cash bonus for that fiscal year at least equal to the annual cash bonus paid to him in the prior fiscal year, if he remains in the employ of the Corporation for the full fiscal year. Each letter agreement has an initial term of 48 months and is subject to an automatic one-year extension after each year unless terminated by the Corporation, but in no event will the term expire following a Change in Control until the Corporation’s obligations as set forth therein have been satisfied.

Pension and Supplemental Retirement Benefits

      The combined benefit for Mr. Balloun under the Corporation’s qualified defined benefit retirement plan (“Pension Plan”) and the Acuity Brands, Inc. Supplemental Retirement Plan for Executives (“SERP”), as amended, is 45% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding his retirement), less 50% of his primary Social Security benefit, and less the actuarial equivalent of his account in the 401(k) plan, assuming an annual contribution of 4% of his annual compensation over $15,000 (subject to applicable limitations on eligible compensation), any applicable matching contribution, and earnings on those amounts at 8% per annum. The annual retirement benefits payable to Mr. Balloun under the Pension Plan total $9,625 and under the SERP total $587,019. Mr. Balloun selected the normal form of payment for the SERP, which is a life annuity with ten years certain.

      Effective December 31, 2002, accrual of additional benefits under the Pension Plan that includes certain executive officers was frozen. No other named executive officer is covered under the Pension Plan.

      Effective January 1, 2003, the Corporation implemented the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (“New SERP”) that provides an annual benefit equal to 1.6% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding an executive’s retirement) multiplied by years of service as an executive officer of the Corporation up to a maximum of 10 years. Benefits are generally payable for a 15-year period following Retirement (as defined in the New SERP) subject to such alternative forms of payment as may be determined by the Corporation. All current executive officers, other than Mr. Balloun, are eligible for the New SERP and have waived their benefits, if any, under the SERP. The frozen Pension Plan and New SERP provide a lesser retirement benefit for some executives than the Pension Plan and SERP. Consequently, Mr. Nagel and two other executive officers will receive contributions to a deferred compensation plan to make them whole for the projected shortfall in benefits. The approximate remaining average annual makeup payment for Mr. Nagel to age 60 is $36,700.

      The following table shows the estimated aggregate annual benefits payable to a covered participant at the normal retirement age of 60 under the New SERP. Benefit amounts shown are determined for a maximum of

10 years of service as an executive officer under the New SERP and do not change with additional years of service. The remuneration specified in the table below consists of salary and annual incentive bonus.

	Years of Service

Remuneration(1)	5	10	15	20	25	30	35

$ 300,000	$24,000	$48,000	$48,000	$48,000	$48,000	$48,000	$48,000
400,000	32,000	64,000	64,000	64,000	64,000	64,000	64,000
500,000	40,000	80,000	80,000	80,000	80,000	80,000	80,000
600,000	48,000	96,000	96,000	96,000	96,000	96,000	96,000
700,000	56,000	112,000	112,000	112,000	112,000	112,000	112,000
800,000	64,000	128,000	128,000	128,000	128,000	128,000	128,000
900,000	72,000	144,000	144,000	144,000	144,000	144,000	144,000
1,000,000	80,000	160,000	160,000	160,000	160,000	160,000	160,000
1,200,000	96,000	192,000	192,000	192,000	192,000	192,000	192,000
1,400,000	112,000	224,000	224,000	224,000	224,000	224,000	224,000
1,600,000	128,000	256,000	256,000	256,000	256,000	256,000	256,000
1,800,000	144,000	288,000	288,000	288,000	288,000	288,000	288,000
2,000,000	160,000	320,000	320,000	320,000	320,000	320,000	320,000

(1)	The table above is based on the 2004 compensation of Mr. Balloun, who is not a participant in the New SERP. Mr. Balloun retired from the Corporation at the end of the fiscal year.

      The salary and annual bonus covered by the New SERP for each of the named executive officers substantially correspond to the form of compensation disclosed in the Summary Compensation Table. The years of credited service for each of the following named executive officers as of August 31, 2004 were: Mr. Nagel, 3 years; Mr. Morgan, 3 years; Mr. Heagle, 3 years; and Mr. Honeycutt, 3 years.

REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee of the Board of Directors is composed entirely of nonemployee directors that are independent under the listing standards of the New York Stock Exchange. The Committee is responsible for evaluating management and for reviewing matters pertaining to the selection, development, and compensation of management, including: recommending the salary payable to the Chief Executive Officer, subject to approval by the full Board; setting the salary payable to each of the other executive officers of the Corporation; administering annual bonuses under the Management Compensation and Incentive Plan (the “Incentive Plan”); and granting awards under the Long-Term Incentive Plan (the “Long-Term Plan”), subject to ratification of certain matters thereunder by the full Board. The Committee reviews and makes recommendations to the Board with respect to any proposed awards to executive officers under any other compensation plan, benefit plan, or perquisite.

      The Committee, in administering the Corporation’s compensation policy, seeks to provide a relationship between an executive’s compensation, particularly annual and long-term incentive compensation, and the creation of market value for stockholders by promoting accountability for financial results and individual performance and targeting above-market incentive compensation for above-market financial results. In carrying out its responsibilities, the Committee addresses the competitive positioning and pay mix needed to attract and retain qualified executives with a performance orientation.

      Following is a discussion of the compensation policies for the Corporation’s executive officers, the executive officers’ compensation program for the last fiscal year, and the Chief Executive Officer’s compensation for the last fiscal year.

Compensation Policies for Executive Officers

      For the 2004 fiscal year, the principal compensation components for executive officers were base salary, bonus awards under the Incentive Plan, and stock options and cliff-vesting restricted stock granted under the

Long-Term Plan. Incentive awards are generally granted on an annual basis. Salary adjustments are made annually as merited or on promotion to a position of increased responsibilities.

      The Committee reviews the compensation of each executive officer, considering competitive compensation information provided by an independent compensation consultant, and the Chief Executive Officer’s performance review and recommendation for each other executive officer. Total direct compensation (base salary plus annual and long-term incentives) is targeted at between the 50th and 75th percentiles, with an emphasis on the annual and long-term incentive components. The competitive compensation information utilized by the Committee is for positions of comparable responsibilities with comparably-sized manufacturing companies, which are representative of the companies with whom the Corporation competes for executive talent. These companies are not necessarily the same as those included in the indices to which the Corporation is compared in the performance graph in this proxy statement.

      As one of the factors in compensation matters, the Committee considers the anticipated tax treatment to the Corporation and to the executives of various payments and benefits. Based on compensation arrangements currently in place, the Committee does not reasonably anticipate that the compensation of any executive officer for fiscal years 2004 or 2005 will be subject to the $1 million deductibility limitation of Section 162(m) of the Code. The Committee expects to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of the Corporation and its stockholders.

Executive Officers’ 2004 Compensation

      The salary for fiscal 2004 of each executive officer (other than the Chief Executive Officer, discussed below) was based on competitive compensation data at the 50th and 75th percentile levels and also considered the executive’s performance, experience, abilities, and expected future contribution. A common review date for all executives was established in October 2003 under the implementation of the Corporation’s Leadership Development Program. The 2004 salaries for named executive officers presented in the “Summary Compensation Table” are a pro rata blend of the salary levels in effect throughout the year based on annual performance reviews and interim reviews.

      Bonuses for fiscal 2004 under the Incentive Plan were designed to provide competitive total cash compensation at between the 50th and 75th percentiles, subject to achievement of the Corporation’s target performance objectives. A target bonus amount, stated as a percentage of gross salary, was determined for each executive officer and was subject to the application of negative discretion by the Committee. The target bonus was based on achievement of performance targets consisting of: (1) the per-share earnings and debt reduction objectives for the Corporation for headquarters-based executive officers; or (2) business unit performance measures (earnings before interest and taxes, plus depreciation and amortization, and reduced by a percentage of capital expenditures and the change in operating working capital) for executive officers serving as business unit presidents. The bonus amount increased or decreased in relationship to the financial performance measures, and no bonus would have been payable (other than possible discretionary bonuses) if financial performance was below a specified threshold level. The percentages and performance measures were established by the Committee and ratified by the Board of Directors early in the fiscal year and were intended to drive business and individual performance resulting in market appreciation for shareholders.

      Under the Plan Rules approved for fiscal 2004 by the Committee, the Corporation’s earnings per share of $1.56 and debt reduction of $40 million exceeded the maximum performance levels specified for those performance measures for the payment of financial performance bonuses to headquarters-based executive officers of the Corporation. After the Committee’s application of negative discretion, which took into account the level of achievement of personal performance goals, the financial performance achieved under the Plan Rules resulted in payments ranging from 43.7% to 50.1% of salary for headquarters-based executive officers.

      Acuity Brands Lighting (“ABL”) achieved financial results that exceeded the maximum specified performance levels for the financial performance measures described above. After the Committee’s application of negative discretion, which took into account the level of achievement of personal performance goals, the financial performance achieved under the Plan Rules resulted in a bonus payment to Mr. Honeycutt of

41.4% of salary. In addition, a current executive officer of the Corporation was employed by ABL for the majority of fiscal 2004 and received a related bonus payment of 26.0% of his salary.

      Acuity Specialty Products Group also achieved financial results that exceeded the maximum specified performance levels for the financial performance measures described above. After the Committee’s application of negative discretion, which took into account the level of achievement of personal performance goals, the financial performance achieved under the Plan Rules resulted in a bonus payment to Mr. Heagle of 48.2% of his salary.

      The long-term incentive component of executive officers’ compensation for fiscal 2004 was comprised 67% of stock options and 33% of four-year, cliff-vesting restricted stock awarded under the Long-Term Plan. The awards provide longer-term compensation opportunities contingent upon the Corporation’s long-term performance and the generation of increased market value of its shares for both executives and stockholders. Long-term awards granted to executive officers in fiscal 2004 were based on competitive grants at between the 50th and 75th percentile levels.

      In December 2002, executive officers were awarded performance-based restricted stock under the Long-Term Plan. One-fourth of the restricted shares vested in November 2003 based on the achievement of related performance targets.

      In connection with the spin-off of the Corporation from NSI in November 2001, consistent with the treatment accorded other stockholders, executive officers received a share of Acuity Brands restricted stock for each share held of NSI restricted stock under an October 2000 Award for which performance targets had been achieved. One-fourth of the resulting Acuity Brands restricted shares vested in January 2004.

Chief Executive Officer’s 2004 Compensation

      For the 2004 fiscal year, Mr. Balloun received base salary, a bonus opportunity under the Incentive Plan, and stock options under the Long-Term Plan. His total compensation was based on competitive and merit factors. The Committee was advised by its independent compensation consultant that the aggregate of Mr. Balloun’s 2004 base salary, 2004 bonus opportunity at target, and 2004 long-term incentive award value at target was somewhat above the 50th percentile level, but well below the 75th percentile level.

      Based on the Corporation’s achievement of earnings per share and debt reduction under the Plan Rules approved by the Committee at the beginning of the 2004 fiscal year and after the Committee’s application of negative discretion, which took into account the level of achievement of personal performance goals, the financial performance achieved under the Plan Rules resulted in a bonus payment to Mr. Balloun of 60.7% of his salary .

      In December 2002, Mr. Balloun was awarded performance-based restricted stock under the Long-Term Plan. One-fourth of the restricted shares vested in November 2003 based on the achievement of related performance targets.

      In connection with the spin-off of the Corporation from NSI in November 2001, consistent with the treatment accorded other stockholders, Mr. Balloun received a share of Acuity Brands restricted stock for each share held of NSI restricted stock under an October 2000 Award for which performance targets had been achieved. One-fourth of the resulting Acuity Brands restricted shares vested in January 2003.

      Much of the compensation opportunity for fiscal 2004 for Mr. Balloun was provided through performance-based bonus and stock options and was, therefore, linked directly to current and long-term performance on behalf of stockholders and to appreciation in the market price of the Corporation’s stock.

COMPENSATION COMMITTEE

Ray M. Robinson, Chairman
Peter C. Browning
Jay M. Davis
Julia B. North

Compensation Committee Interlocks and Insider Participation

      The directors serving on the Compensation Committee of the Board of Directors during the fiscal year ended August 31, 2004 were Ray M. Robinson, Chairman, Peter C. Browning, Jay M. Davis, and Julia B. North. None of these individuals are or ever have been officers or employees of the Corporation. During the 2004 fiscal year, no executive officer of the Corporation served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the companies with which these individuals or the Corporation’s other directors are affiliated.

BENEFICIAL OWNERSHIP OF THE CORPORATION’S SECURITIES

      The following table sets forth information concerning beneficial ownership of the Corporation’s common stock, as of November 8, 2004 unless otherwise indicated, by each of the directors and nominees for director, by each of the executive officers named in the Summary Compensation Table, by all directors and executive officers of the Corporation as a group, and by beneficial owners of more than five percent of the Corporation’s common stock.

      The executive officers of the Corporation became subject to a share ownership requirement in 2004 and have been subject to a share retention requirement since January 2003. The share ownership requirement provides that, over a four-year period, the chief executive officer will attain ownership of the Corporation’s common stock valued at four times his annual base salary and that the other named executive officers will attain ownership in the Corporation’s common stock valued at three times their annual base salaries. The valuation of the Corporation’s stock held by executive officers is based on the closing price of the Corporation’s stock on the New York Stock Exchange as of any valuation date. Share units held in the Supplemental Deferred Savings Plan are considered for purposes of compliance with the Corporation’s share ownership requirement. Until an executive officer has met and maintains the share ownership, he is subject to the share retention requirement. The share retention requirement specifies the percentage of shares that must be retained by an executive officer from shares acquired under the Long-Term Incentive Plan through the exercise of stock options or the vesting of restricted stock or performance awards. The calculation gives credit for shares equivalent in value to exercise costs and withholding taxes. The Compensation Committee has indicated that adherence to the ownership and retention requirements will be considered when grants and awards are made under the Long-Term Incentive Plan.

      Nonemployee directors are subject to a share ownership requirement that requires each nonemployee director to attain ownership in the Corporation’s common stock valued at two times their expected annual fee. For purposes of this requirement, share units held in the Nonemployee Director’s Deferred Stock Unit Plan are considered. The nonemployee directors have until the later of December 2007 or four years from their election to satisfy the share ownership requirement.

			Share Units
	Shares of Common	Percent	Held in
	Stock Beneficially	of Shares	Corporation
Name	Owned(1)(2)(3)	Outstanding(4)	Plans(5)

James S. Balloun(6)	2,032,098	4.5%	—
Peter C. Browning	14,000	*	7,948
John L. Clendenin	23,320	*	25,820
Jay M. Davis	6,500	*	5,702
Earnest W. Deavenport, Jr.	4,119	*	10,778
Robert F. McCullough	2,500	*	4,305
James H. Heagle	104,359	*	11,824
Kenneth W. Honeycutt, Jr.	287,373	*	13,667
John K. Morgan	304,966	*	4,623
Vernon J. Nagel	303,032	*	—
Julia B. North	4,000	*	10,517
Ray M. Robinson	17,510	*	16,195
Neil Williams	17,510	*	13,214
All directors and executive officers as a group (17 persons)	3,624,971	7.8%	N/A

Fidelity Management & Research Company(7)	2,755,400	6.4%	N/A
Sterling Capital Management LLC(8)	2,559,200	5.9%	N/A

*	Represents less than one percent of the Corporation’s common stock.

(1)	Subject to applicable community property laws and, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.
(2)	Includes shares that may be acquired within 60 days of November 8, 2004 upon exercise of employee and director stock options. Options are included for the following individuals: Mr. Balloun, 1,836,679 shares; Mr. Heagle, 69,936 shares; Mr. Honeycutt, 234,064 shares; Mr. Morgan, 234,150 shares; Mr. Nagel, 282,865 shares; Mr. Browning, 13,000 shares; Mr. Clendenin, 20,020 shares; Messrs. Robinson and Williams, 16,510 shares each; Mr. Deavenport and Ms. North, 3,000 shares each; Messrs. Davis and McCullough, 1,500 shares each; and all current directors and executive officers as a group, 3,146,885 shares.
(3)	Includes performance-based and time-vesting restricted shares granted under the Corporation’s Long-Term Incentive Plan: a portion vests in equal annual installments each January through 2005, portions vest in November 2004 and 2005, a portion vests in equal annual installments each November through 2007, a portion vests in December 2007, and a portion vests in equal annual installments each January through 2008. The executives have sole voting power over these restricted shares. Restricted shares are included for the following individuals: Mr. Balloun, 35,820 shares; Mr. Nagel, 11,167 shares; Mr. Heagle, 13,417 shares; Mr. Honeycutt, 14,268 shares; and Mr. Morgan, 44,800 shares; and all executive officers as a group, 162,378 shares.
(4)	Based on an aggregate of 43,085,803 shares of Acuity Brands common stock issued and outstanding as of November 8, 2004.
(5)	Includes share units held by the nonemployee directors in the Nonemployee Directors’ Deferred Stock Unit Plan and share units held by executive officers in the Corporation’s deferred compensation plan. Shares units are considered for purposes of compliance with the Corporation’s share ownership guideline.
(6)	Includes 50,934 shares held in a family limited partnership and 63,277 shares held in a grantor retained annuity trust.
(7)	This information is based on a Form 13F filed with the SEC by FMR Corporation, the parent holding company of Fidelity Management & Research Company and Fidelity Management Trust, 82 Devonshire Street, Boston, Massachusetts 02109 on August 16, 2004 containing information as of June 30, 2004.

(8)	This information is based on a Form 13F filed with the SEC by Sterling Capital Management LLC, 301 S. College Street, Suite 3200, Charlotte, North Carolina 28202 on August 24, 2004 containing information as of June 30, 2004.

PERFORMANCE GRAPH

      The following graph compares the percentage change in cumulative total stockholders’ return on the Corporation’s common stock with (a) the S&P 600 Smallcap Index and (b) the Russell 2000 Index for the period from December 3, 2001 (the date the Corporation’s stock first traded other than on a when-issued basis) through August 31, 2004. The graph assumes an initial investment of $100 at the closing price on December 3, 2001 and assumes all dividends were reinvested. The Corporation has presented the Russell 2000 Index, in lieu of an industry index or peer group, because the Corporation believes there is no published index or peer group that adequately compares to the Corporation’s business segments. Except for the initial measurement date (December 3, 2001), the figures for the chart and graph set forth below have been calculated based on the closing prices on the last trading day on the New York Stock Exchange for each month indicated.

	Dec-01	Feb-02	May-02	Aug-02	Nov-02	Feb-03	May-03	Aug-03	Nov-04	Feb-04	May-04	Aug-04

Acuity Brands	$100.00	$104.00	$124.84	$104.46	$102.50	$101.46	$127.71	$139.20	$186.69	$192.36	$195.40	$183.48
S&P 600	$100.00	$106.57	$113.37	$93.20	$94.99	$85.80	$101.30	$114.35	$125.17	$133.57	$132.85	$131.36
Russell 2000	$100.00	$103.02	$107.36	$86.41	$90.15	$80.30	$98.59	$111.55	$122.90	$132.04	$128.51	$124.25

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s directors and officers, as well as any persons who beneficially own more than 10% of the Corporation’s common stock, to file reports of ownership and changes in ownership of the Corporation’s stock with the SEC, the New York Stock Exchange, and the Corporation. Based on a review of the forms received by the Corporation during or with respect to the fiscal year ended August 31, 2004, and written representations from certain reporting persons that no Form 5 reports were required for those persons, the Corporation believes that all required Section 16(a) filings were made on a timely basis.

ITEM 2 — RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT AUDITORS

      At the annual meeting, a proposal will be presented to ratify the appointment of Ernst & Young LLP (“E&Y”) as independent auditors to audit the Corporation’s financial statements for the fiscal year ending August 31, 2005. E&Y has performed this function for the Corporation since April 2002. One or more representatives of E&Y are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions. Information regarding fees paid to E&Y during fiscal year 2004 is set out below in “Fees Billed by Independent Auditors.”

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEM 2, RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE CORPORATION. Approval requires the affirmative vote of a majority of the shares cast.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee and the Board of Directors have adopted a written charter to set forth the Audit Committee’s responsibilities. The charter will be reviewed annually and amended as necessary to comply with new regulatory requirements. A copy of the Corporation’s Audit Committee charter, which is included in the Statement of Responsibilities of Committees of the Board, is available on the Corporation’s website at www.acuitybrands.com under the heading, “Corporate Governance” and is attached hereto as Appendix A. The Audit Committee is comprised solely of independent directors, as such term is defined by the listing standards of the New York Stock Exchange.

      As required by the charter, the Audit Committee reviewed the Corporation’s audited financial statements and met with management, as well as with E&Y (with and without management present), to discuss the financial statements and to review their knowledge of any significant deficiencies in the design or operation of internal controls and any fraud, whether or not material, that involved management or other employees who had a significant role in the Corporation’s internal controls.

      The Audit Committee received from E&Y the required written disclosures and the letter from E&Y regarding their independence and the report regarding the results of their audit. In connection with its review of the financial statements and the auditors’ disclosures and report, the members of the Audit Committee discussed with a representative of E&Y their independence, as well as the following:

•	the auditors’ responsibilities in accordance with generally accepted accounting standards;

•	the initial selection of, and whether there were any changes in, significant accounting policies or their application;

•	all material alternative treatments;

•	other information in documents containing audited financial statements;

•	management’s judgments and accounting estimates;

•	whether there were any significant audit adjustments;

•	whether there were any disagreements with management;

•	whether there was any consultation with other accountants;

•	whether there were any major issues discussed with management prior to the auditors’ retention;

•	whether the auditors encountered any difficulties in performing the audit; and

•	the auditor’s judgments about the quality of the Corporation’s accounting policies.

      Based on its discussions with management and the Corporation’s independent auditor referenced above, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended August 31, 2004 for filing with the SEC.

AUDIT COMMITTEE

John L. Clendenin, Chairman
Earnest W. Deavenport, Jr.
Robert F. McCullough
Neil Williams

FEES BILLED BY INDEPENDENT AUDITORS

      The rules of the SEC require disclosure of the fees billed by the Corporation’s independent auditors for certain services. The following table sets forth the aggregate fees billed during the fiscal years ended August 31, 2004 and 2003:

	2004	2003

Fees Billed:
Audit Fees	$1,222,465	$814,019
Audit-Related Fees	187,044	302,900
Tax Fees	515,612	712,139
All Other Fees	0	5,856

Total	$1,925,121	$1,834,914

      Audit Fees include amounts billed to the Corporation related to the audit of the consolidated financial statements of the Corporation and for quarterly reviews. This amount also includes fees related to statutory audits of certain of the Corporation’s foreign subsidiaries.

      Audit-Related Fees include amounts billed to the Corporation primarily for the annual audits of the Corporation’s defined benefit plan and defined contribution plan financial statements. This item also includes amounts for expanded audit procedures and consultations by management related to financial accounting and reporting matters.

      Tax Fees include amounts billed to the Corporation primarily for tax planning and consulting, domestic and international tax compliance, and a review of the Corporation’s Federal income tax return.

      All Other Fees in 2003 included amounts billed to the Corporation for certain other products or services including an online subscription to E&Y’s Global Incentive Compensation Reporter and consultation related to the documentation of the Corporation’s financial accounting policies and procedures.

      The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate the Corporation’s independent auditors, to pre-approve the performance of all audit and permitted non-audit services provided to the Corporation by its independent auditors in accordance with Section 10A of the Exchange Act, and to review with the Corporation’s independent auditors their fees and plans for all auditing services. All fees paid to E&Y were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.

      The Audit Committee considered the provision of non-audit services by the independent auditors and determined that provision of those services was compatible with maintaining auditor independence.

      There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

OTHER MATTERS

      The Board of Directors knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

NEXT ANNUAL MEETING — STOCKHOLDER PROPOSALS

      If a stockholder wishes to have a proposal considered for inclusion in the Corporation’s proxy solicitation materials in connection with the next annual meeting of stockholders, the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before September 8, 2005, to the Corporation at its principal executive offices at 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309, Attention: Corporate Secretary. All such proposals should be sent by certified mail, return receipt requested.

      The Corporation’s By-Laws establish an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, nominations of persons for election to the board of directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with the Corporation’s notice procedures.

      For nominations or other business to be properly brought before an annual meeting by a stockholder, (i) the stockholder must have given timely notice in writing to the Corporation’s secretary, (ii) such business must be a proper matter for stockholder action under the Delaware General Corporation Law, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice (as defined below), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating to the proposal has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.

      To be timely, a stockholder’s notice must be delivered to the Corporation’s Secretary at the principal executive offices of the Corporation not less than 45 or more than 75 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders (the “Anniversary”). However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

      A stockholder’s notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (C) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent).

      In the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 55 days prior to the Anniversary, a stockholder’s notice required by the Corporation’s By-Laws also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

      The preceding five paragraphs are intended to summarize the applicable By-Laws of the Corporation. These summaries are qualified in their entirety by reference to those By-Laws, which are available on the Corporation’s website at www.acuitybrands.com.

By order of the Board of Directors,

HELEN D. HAINES
Vice President and Secretary

APPENDIX A

EXCERPT FROM:

ACUITY BRANDS, INC.

STATEMENT OF RESPONSIBILITIES
OF COMMITTEES OF THE BOARD

Adopted October 2004

      The committees of the Board of Directors (the “Board”) shall be designated as provided in the By-Laws of the Corporation and shall conduct meetings and other activities in accordance with the rules and procedures set forth in the Corporation’s By-Laws and the Statement of Rules and Procedures of Committees of the Board. The description of each committee below shall constitute its charter; the committees of the Board shall be organized and shall have responsibilities and duties as set forth below. Each committee is delegated such authority and powers as may be necessary or appropriate to fulfill such responsibilities and perform such duties. However, such authority and powers shall not extend to authorizing action proposed to be taken by or on behalf of the Corporation except for (a) the Executive Committee, to the full extent of its authority and powers and (b) each other committee, to the extent it is expressly empowered hereinbelow to approve any such action. Each committee shall report to the Board concerning its activities and, within the areas of the Corporation’s affairs for which it is responsible, shall make such recommendations to the Board and to Management as it considers appropriate.

*********

Audit Committee

      Audit Committee members shall meet the requirements of the New York Stock Exchange, the U.S. Securities and Exchange Commission, and applicable federal and state legislation and regulations. The Audit Committee shall consist of not less than three directors, all of whom shall be “independent” directors within the meaning of Section 6 of the Corporate Governance Guidelines and Sections 303A.02 and 303.01(B)(3) of the New York Stock Exchange Listed Company Manual. In satisfaction of the expertise requirements of the New York Stock Exchange, (1) all members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements and (2) at least one member of the Committee shall have accounting or related financial management expertise, in each case as such qualification is interpreted in the business judgement of the Board. Membership of the Committee shall be recommended by the Governance Committee as provided in Section 20 of the Corporate Governance Guidelines.

      The Committee shall meet at least four times annually, or more frequently as circumstances dictate, and shall report regularly to the Board of Directors. The Committee shall meet separately in executive session at each regular meeting of the Committee with the chief financial officer or other members of Management, the person(s) responsible for the internal audit function, the independent auditors, the primary compliance officer, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. The authority and powers of the Audit Committee shall include, without limitation, the authority to engage legal counsel and other advisors at the Corporation’s expense. The Corporation shall provide for adequate funding, as determined by the Audit Committee, for payment of all expenses that are necessary or appropriate for the Audit Committee to carry out its duties.

      The purpose of the Audit Committee is to: (a) assist Board oversight of (1) the integrity of the Corporation’s financial statements, (2) the Corporation’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Corporation’s internal audit function and auditors, and (b) prepare the audit committee report for the Corporation’s annual proxy statement. Accordingly, the Committee shall:

(1) Retain independent auditors for the Corporation, review and oversee the independence and performance of the independent auditors (including ensuring rotation of the lead audit partner at least every five years), and discharge such auditors when deemed necessary or desirable;

(2) Review with the independent auditors their fees and plans for all auditing services, including: scope, staffing, locations, reliance upon management and the internal auditors, and general audit approach;

(3) Pre-approve all auditing services and non-audit services provided to the Corporation by its independent auditors in accordance with Section 10A of the Securities Exchange Act of 1934;

(4) Request and review the independent auditors’ periodic formal written statement delineating all relationships between the independent auditors and the Corporation, discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the auditors, and recommend that the Board take appropriate action in response to the auditors’ report to satisfy itself of such auditors’ independence;

(5) Review such accounting and financial matters (including, without limitation, earnings press releases, financial information and earnings guidance provided to analysts and rating agencies and annual and quarterly public filings, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Result of Operations,” prior to filing or distribution) to the extent required by the U.S. Securities and Exchange Commission or the New York Stock Exchange or as may be requested by Management, the Board or the Committee;

(6) Review with Management, internal auditors, and independent auditors the quality and integrity of the Corporation’s internal controls over financial reporting and the adequacy and effectiveness of the Corporation’s system of internal control, and satisfy itself that the internal auditing staff is protected from undue pressures and is provided with as much independence as is necessary to work in compliance with recognized standards of internal auditing;

(7) Review and approve the internal audit plan and budget and obtain an understanding of the results of the audits executed during the year;

(8) At least annually, request and review the independent auditors’ report describing (a) the firm’s internal quality control procedures and (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

(9) Assure Management’s full cooperation with the independent auditors and review the results of the audits conducted by the independent auditors, and in conjunction therewith (a) review the quality of the accounting policies of the Corporation, (b) review proposed changes in the accounting policies of the Corporation that have or may have a material impact on the Corporation’s financial reports, (c) review differences of opinion, if any, between the independent auditors and Management, and (d) review any audit problems or difficulties and management’s response;

(10) Provide the independent auditors, the compliance officer, and the audit and risk management officer with access to the Board, including access without Management representatives present;

(11) Set clear hiring policies for employees or former employees of the independent auditors;

(12) Review internal controls and policies for adherence to proper standards of business conduct and compliance with conflict of interest policies and applicable laws and regulations, and review possible exposures to contingent liabilities;

(13) Review the financial statements and the investment guidelines governing the Corporation’s investment portfolios;

(14) Review policies with respect to risk assessment and risk management;

(15) Review matters that could have significant financial reporting implications for the Corporation, such as tax issues, litigation, and regulatory matters, and conduct such investigations into matters within the general scope of its responsibilities as it may deem appropriate from time to time or as may be referred to it by the Board;

(16) Prepare annually a report to shareholders, as required by the U.S. Securities and Exchange Commission, for inclusion in the Corporation’s annual proxy statement;

(17) Perform an annual self-assessment of Audit Committee performance; and

(18) Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters including, without limitation, procedures for the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters; and

(19) Review and reassess the adequacy of this charter at least annually, submit the charter to the Board for approval, and publish the charter at least every three years in accordance with regulations of the U.S. Securities and Exchange Commission.

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    PRINTED ON RECYCLED PAPER

ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION
AUDITORIUM 236 AT THE GEORGIA TECH GLOBAL LEARNING & CONFERENCE CENTER
84 5th Street NW, Atlanta, Georgia
1:00 p.m., January 6, 2005

Parking for stockholders attending the Annual Meeting will be available in the Conference Center parking deck. There is easy access to the auditorium from the second floor of the parking deck. Parking vouchers will be available at the meeting registration desk.

DIRECTIONS TO THE GEORGIA TECH
GLOBAL LEARNING & CONFERENCE CENTER

From the Atlanta Airport (I-85/75 North): Take I-85/75 North to the 10th/14th street exit (#250). Continue straight for 0.1 mile on Williams Street and turn right onto 10th Street. Travel 0.1 mile and turn right onto Spring Street. Travel approximately 0.4 mile on Spring Street until you reach 5th Street. Go through the light at 5th Street and the entrance to the parking deck will be on the right.

From Northeast of Atlanta (I-85 South): Take I-85 South to the Techwood Drive/14th Street/10th Street exit (#84). Turn left on 14th Street. Travel 0.2 mile and turn right on Spring Street. Travel approximately 0.7 mile on Spring Street until you reach 5th Street. Go through the light at 5th Street and the entrance to the parking deck will be on the right.

From Northwest of Atlanta (I-75 South): Take I-75 South to the Techwood Drive/14th Street/10th Street exit (#250). Turn left on 14th Street. Travel 0.2 mile and turn right on Spring Street. Travel approximately 0.7 mile on Spring Street until you reach 5th Street. Go through the light at 5th Street and the entrance to the parking deck will be on the right.

From North of Atlanta (400 South): Take GA-400 South to I-85 South to the Techwood Drive/14th Street/10th Street exit (#84). Turn left on 14th Street. Travel 0.2 mile and turn right on Spring Street. Travel approximately 0.7 mile on Spring Street until you reach 5th Street. Go through the light at 5th Street and the entrance to the parking deck will be on the right.

From South of Atlanta (I-85/75 North): Take I-85/75 North to the 10th/14th street exit (#250). Continue straight for 0.1 mile on Williams Street and turn right onto 10th Street. Travel 0.1 mile and turn right onto Spring Street. Travel approximately 0.4 mile on Spring Street until you reach 5th Street. Go through the light at 5th Street and the entrance to the parking deck will be on the right.

From East or West of Atlanta (I-20): Take I-20 to I-85/75 North to the 10th/14th street exit (#250). Continue straight for 0.1 mile on Williams Street and turn right onto 10th Street. Travel 0.1 mile and turn right onto Spring Street. Travel approximately 0.4 mile on Spring Street until you reach 5th Street. Go through the light at 5th Street and the entrance to the parking deck will be on the right.

Via North Avenue MARTA transit station: Turn right onto West Peachtree Street and go 0.2 miles. Turn left on 5th Street. Travel approximately 1.5 blocks on 5th Street and The Global Learning & Conference Center will be on your left.

Via Midtown MARTA transit station: Georgia Tech’s complimentary shuttle, the Tech Trolley, provides guests transportation between Tech locations and the Midtown MARTA transit station. The Tech Trolley runs at 4 minute intervals.

PROXY

ACUITY BRANDS, INC.
ANNUAL STOCKHOLDERS MEETING, JANUARY 6, 2005
PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned does hereby appoint VERNON J. NAGEL, KENYON W. MURPHY and HELEN D. HAINES, and each of them, proxies of the undersigned with full power of substitution in each of them to vote at the annual meeting of stockholders of the Corporation to be held on January 6, 2005 at 1:00 p.m., and at any and all adjournments thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows on the reverse, and in their discretion upon all other matters brought before the meeting.

IF VOTING BY MAIL, PLEASE VOTE, DATE, AND SIGN ON REVERSE, AND RETURN
PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated on the reverse side)

☐	By checking the box to the left, I consent to future delivery of the Annual Report, Proxy Statement, prospectuses and other communications electronically via the Internet. I understand that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility I understand that the Corporation may no longer distribute printed materials for any future stockholder meeting until such consent is revoked. I understand that I may revoke this consent at any time by contacting the Corporation’s transfer agent, The Bank of New York, New York, NY.

ACUITY BRANDS INC.
P.O. BOX 11289
NEW YORK, N.Y. 10203-0289

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET	TELEPHONE	MAIL
https://www.proxyvotenow.com/ayi	1-866-580-7648 Within the United States and Canada only.

•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign, and date your proxy card.
•	Have your proxy card ready.	OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

If you have submitted your vote by telephone or the Internet there is no need for you to mail back your proxy card.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Mark, Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope	☒ Votes must be indicated (x) in Black or Blue Ink.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ITEMS 1 AND 2

1.	Election of Directors						FOR	AGAINST	ABSTAIN
	FOR ALL ☐	WITHHOLD ALL	☐	FOR WITH EXCEPTION(S)☐	2.	To Ratify the Appointment of the Independent Auditor	☐	☐	☐

Nominees: 01 – John L. Clendenin, 02 – Robert F. McCullough, 03 – Neil Williams

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “For With Exception(s)” box and write the number of the excepted nominee(s) in the space provided below.)						UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2

*Exception(s):

					☐	If you have changed your address on this card, please mark this box.

Please sign below, exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian, or corporate officer, give full title. If more than one trustee, all should sign.

Date	Stockholder sign here	Co-Owner sign here